                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment
No. 32 to the Registration Statement on Form N1-A of our report dated October
13, 2000, relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Report to Shareholders of the California
Tax-Free Money Market Fund, California Municipal Money Market Fund, California
Limited-Term Tax-Free Fund, California Intermediate-Term Tax-Free Fund,
California Long-Term Tax-Free Fund, California Insured Tax-Free Fund, and
California High-Yield Municipal Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and
"Financial Statements" in such Registration Statement.

/*/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
April 16, 2001